EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
KPLT HOLDINGS, INC.,
KPLT MERGERCO, INC.
and
CENTERPLATE, INC.
Dated as of September 18, 2008

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AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2008, is made by and among KPLT HOLDINGS, INC., a Delaware corporation (“Parent”), KPLT MERGERCO, INC., a Delaware corporation, and a wholly owned Subsidiary of Parent (“Merger Sub”), and CENTERPLATE, INC., a Delaware corporation (the “Company”).
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined hereafter). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          SECTION 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Ropes & Gray LLP, Boston, MA, unless another date or place is agreed to in writing by the parties hereto.
          SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

          SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
          SECTION 1.05 Certificate of Incorporation and Bylaws.
          (a) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Securities of the Constituent Corporations
          SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of Capital Stock of Merger Sub:
     (a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation.
     (b) Cancellation of Treasury Stock. Each share of common stock, par value $0.01 per share, of the Company (each a “Company Common Share” and collectively, the “Company Common Stock”) and each share of Company Preferred Stock (as defined in Section 3.03) held by the Company as treasury stock or owned by Parent or any of its Subsidiaries (including as part of an IDS unit) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no payment shall be made with respect thereto.

     (c) Company Capital Stock; Determination of Merger Consideration. Each Company Common Share, including the Company Common Shares represented by the IDSs (as defined hereafter), outstanding as of the Effective Time (other than the Dissent Shares, as defined hereafter, and shares cancelled pursuant to Section 2.01(b)), by virtue of the Merger, shall be converted into a right to receive $0.01 in cash, without interest (the “Merger Consideration”).
     (d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from the Merger pursuant to Section 262 of the DGCL (the “Dissenters’ Rights Statute”), who did not vote in favor of the Merger or consent thereto in writing and who complies in all other respects with the Dissenters’ Rights Statute shall not be converted into a right to receive the Merger Consideration as provided in Section 2.01(c) (“Dissent Shares”), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Dissenters’ Rights Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value under the Dissenters’ Rights Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections, notices of intent to dissent or demands received by the Company pursuant to the Dissenters’ Rights Statute and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissent Shares who becomes entitled to payment for such shares pursuant to the Dissenters’ Rights Statute shall receive payment therefor from the Surviving Corporation in accordance with the Dissenters’ Rights Statute.
          SECTION 2.02 Payment for Company Common Shares.
          (a) Prior to the Effective Time, the Company shall appoint an agent, subject to Parent’s approval of the terms and conditions of such appointment (such approval not to be unreasonably withheld), which shall be the Company’s agent (the “Exchange Agent”) for the purpose of paying the Merger Consideration in exchange for all of the Company Common Shares outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.01(b)). At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent an amount in immediately available funds equal to the aggregate Merger Consideration required to be paid in accordance with Section 2.01. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Common Shares at the Effective Time who has not already surrendered their Company Common Shares and delivered a letter of transmittal prior to the Effective Time (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to each certificate previously representing a Company Common Share (directly or indirectly as part of an IDS) (a “Certificate”) shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04) or in the case of Company Common Shares rep-

resented by book-entry (“Book-Entry Shares”), upon the adherence to the procedures set forth in the letter of transmittal to the Exchange Agent, such letter of transmittal to be in the form and have such other provisions as Parent and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04) or, in the case of Book-Entry Shares, the surrender of such Company Common Shares in exchange for the Merger Consideration.
          (b) Upon the surrender of a Certificate or of Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 2.04) to the Exchange Agent in accordance with the terms of such letter of transmittal or the letter of transmittal distributed in connection with the Debt Tender Offer, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (before giving effect to any required Tax withholdings as provided in Section 2.02(g)) equal to (x) the number of Company Common Shares represented by such Certificate or book-entry (or affidavit of loss in lieu thereof as provided in Section 2.04) multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Certificate or Book-Entry Share is registered, it shall be a condition to such payment that the Person requesting such payment shall pay to the Exchange Agent any transfer or other fees or Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such fee or Tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of Company Common Shares. If, after the Effective Time, any Certificate or Book-Entry Shares is presented to the Surviving Corporation, it shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.
          (e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Common Shares, in any case without any interest thereon. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of Company Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Common Shares two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.02(a) to pay for Company Common Shares, for which appraisal rights have been perfected and have not been withdrawn or lost 30 days after the Effective Time, shall be returned to Parent, upon demand.
          (g) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or under any provision of state or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.
          SECTION 2.03 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination or exchange of Company Common Shares, or stock dividend thereon with a record date during such period or issuer tender or exchange offer or similar transaction (excluding any such change as a result of any exercise of options outstanding as of the date hereof to purchase Company Common Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
          SECTION 2.04 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of Company Common Shares, as contemplated by this Article II.
          SECTION 2.05 Effect on Units.
          (a) As of the Effective Time, each IDS separated in connection with the tender of Notes pursuant to the Debt Tender Offer shall entitle the holder thereof to receive (i) for the underlying Company Common Share, the Merger Consideration as provided in Section 2.01(c), (ii) for the underlying Note (or portion thereof) accepted for payment in the Debt Tender Offer, the Debt Tender Consideration and (iii) for the underlying Note (or portion thereof) not accepted for payment in the Debt Tender Offer, a new Subordinated Note of the Surviving Corporation representing the amount thereof which will remain outstanding.

          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any IDS, each issued and outstanding IDS that has not been separated in connection with the tender of Notes pursuant to the Debt Tender Offer shall be converted into an IDS of the Surviving Corporation consisting of the right to receive the Merger Consideration (in accordance with Section 2.01(c)) and one Subordinated Note of the Surviving Corporation. After the Effective Time, in order to receive the Merger Consideration for each Company Common Share underlying an IDS that has not be separated in connection with the tender of Notes pursuant to the Debt Tender, the holder must surrender such IDS for separation and the underlying Common Shares as described in Section 2.02.
ARTICLE III
Representations and Warranties of the Company
          Except (i) as set forth in the disclosure schedule of the Company dated the date hereof (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Schedule is deemed to be disclosed in any other section or subsection of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section or subsection) or (ii) as set forth in the Company SEC Documents (as defined hereafter) filed since January 1, 2008 and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub that:
          SECTION 3.01 Organization, Standing and Corporate Power.
          (a) Each of the Company and its Subsidiaries (as defined hereafter) is duly organized, validly existing and in good standing, if available, under the Laws (as defined hereafter) of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended and restated to the date hereof, and the Certificate of Incorporation and Bylaws or other similar documents of each Subsidiary of the Company, each as amended and restated to the date hereof.
          (b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing, if available, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, state of facts, event, occurrence or effect that, individually or in the aggregate with all such other changes, states of facts, events, occurrences or effects, would have a material adverse effect on (i) the ability of the Company to consummate the Merger or (ii) the business, assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall constitute a Company

Material Adverse Effect or, with the exception of (C) or (D), be taken into account when determining whether there has been or is reasonably expected to be a Company Material Adverse Effect: any effect on the Company resulting from or arising out of (A) to the extent that they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, or (ii) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions) in the industry in which the Company and its Subsidiaries conduct business, (B) the announcement of the execution of this Agreement or pendency (but not the Closing) of the transactions contemplated hereby, (C) any change in the market price or trading volume of the Company Common Stock, the IDSs or the Subordinated Notes (provided that the underlying cause of such change may constitute a Company Material Adverse Effect), (D) any failure to meet any revenue or earnings targets or projections of the Company (provided that the underlying cause of such failure may constitute a Company Material Adverse Effect), (E) any change in GAAP or (F) to the extent they do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, any natural disaster or calamity, or act of terrorism, sabotage, military action or war or any escalation or worsening thereof (in each case, threatened, pending or declared).
          SECTION 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation, as applicable. All the outstanding shares of Capital Stock of, or other equity interests in, each such Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, (iii) are free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) and (iv) are free of any restriction on the right to vote, sell or otherwise dispose of such Capital Stock or other equity interests. Neither the Company nor any of its Subsidiaries directly or indirectly owns Capital Stock of, or any other equity interest in, any entity other than the Subsidiaries listed in Section 3.02 of the Company Disclosure Schedule. There are no stock appreciation rights, stock options, phantom stock, profit participation or similar rights outstanding with respect to the Capital Stock of any direct or indirect Subsidiary of the Company.
          SECTION 3.03 Capital Structure.
          (a) The authorized Capital Stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement (i) 20,981,813 shares of Company Common Stock were issued and outstanding, all of which shares of Company Common Stock are represented by the IDSs, (ii) 19,013,332 shares of Company Preferred Stock are held by the Company in its treasury, and (iii) no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights.
          (b) (i) There are no issued, reserved for issuance or outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Capital Stock or voting securities of the Company or any of its Subsidiaries or (B) warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any Capital Stock, voting securities or securities convertible into or exchangeable or exercisable for Capital Stock or voting securities of the Company or any of its Subsidiaries and (ii) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement or proxy with respect to the voting of any such securities.
          (c) As of the date hereof, the only outstanding capital lease obligations requiring annual payments in excess of $100,000 individually or $1,000,000 in the aggregate, or indebtedness for borrowed money and indebtedness secured by mortgages or Liens, or guarantees of the foregoing of the Company or its Subsidiaries requiring annual payments in excess of $50,000 individually, are set forth on Section 3.03(c) of the Company Disclosure Schedule (including the respective amounts outstanding as of the date set forth therein of each of the foregoing).
          SECTION 3.04 Authority; Noncontravention.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, other than Shareholder Approval (as defined hereafter), on the part of the Company, and no other corporate proceedings, other than Shareholder Approval, on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, and to general equity principles, in each case from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) resolving that the adoption of this Agreement be submitted to the shareholders of the Company for a vote and (iii) recommending that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”). The affirmative vote of the holders of a majority of the outstanding Company Common Shares (the “Shareholder Approval”) is the only vote of the holders of any of the Company’s Capital Stock necessary in connection with the consummation of the Merger.
          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancella-

tion or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation or the Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract or Permit of the Company or any of its Subsidiaries or (iii) subject to the Shareholder Approval and the governmental filings and other matters referred to in Section 3.06, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clause (ii), any such conflicts, consents, waivers, approvals, authorizations, violations, breaches, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
          SECTION 3.05 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC and Evercore Group L.L.C. (the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or com mission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
          SECTION 3.06 Governmental Approvals and Consents.
          (a) No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Federal, state, county, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority, non-governmental self-regulatory agency, commission or authority, or any arbitrator, whether Federal, state, county, local or foreign (each, a “Governmental Authority”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any requirements of the applicable securities Laws or the rules or regulations of any stock exchanges on which any securities of the Company or any of its Affiliates are listed, (iii) any consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority with respect to any liquor Laws or public health Laws, and (iv) any other consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority with respect to which the failure to obtain or make, as applicable, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that the term “Governmental Authority” shall not include any Governmental Authority in its capacity as a party to a customer contract with the Company.
          (b) The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection” or other similar antitakeover statute or regulation enacted under state or Federal Laws (including Section 203 of the DGCL) is, or at the Effective Time, will be, applicable to this Agreement or to the transactions contemplated hereby.

          SECTION 3.07 Company SEC Documents; Financial Reports.
          (a) Since January 2, 2006, the Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) and the securities regulatory authority in each of the provinces of Canada (the “Canadian Securities Commissions” or the “CSC”) (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements (except as and to the extent modified or superseded in any subsequent Company SEC Document filed prior to the date of this Agreement) of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of their respective dates (except as and to the extent modified or superseded in any subsequent Company SEC Document filed prior to the date of this Agreement), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, if the Company amends any of the Company SEC Documents, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter.
          (b) The financial statements of the Company included in the Company SEC Documents were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or other liabilities (whether absolute, accrued, fixed, contingent or otherwise) (“Liabilities”) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities (i) reflected or reserved against on the audited balance sheet of the Company as of January 2, 2008 (the “Audited Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred since the Audited Balance Sheet Date and reflected in any unaudited balance sheet of the Company included in the SEC Documents, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) incurred in the ordinary course of business consistent with past practice since such date which would not reasonably be expected to have a Company Material Adverse Effect.
          SECTION 3.08 Absence of Certain Changes or Events. Except for actions undertaken in connection with this Agreement and the transactions contemplated hereby, since January 2, 2008 (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) neither the Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement outside the ordinary course of business, (c) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, (d) other than in the ordinary course of business consistent with past practice, there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any stock or other securities of the Company or any of its Subsidiaries, (e) there has been no material change by the Company in accounting principles, practices or methods and (f) since the Audited Balance Sheet Date there has not occurred any circumstance or event that has had, or would be reasonably expected to have, a Company Material Adverse Effect.
          SECTION 3.09 Litigation. There is no Action pending, and since January 1, 2006 there has been no Action pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect, nor is there, or since January 1, 2006 has there been, any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries except for those that individually or in the aggregate have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.
          SECTION 3.10 Contracts.
          (a) Section 3.10(a) of the Company Disclosure Schedule lists any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, instrument, permit or license (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject as of the date hereof and which falls within any of the following categories:
     (i) any Contract with a customer of the Company or any of its Subsidiaries that has produced revenue for the Company or any of its Subsidiaries in excess of $5,000,000 during the twelve month period ended January 2, 2008 (each such customer, a “Significant Customer”);
     (ii) any material Contract pursuant to which Intellectual Property is licensed to or from the Company or any of its Subsidiaries, other than Contracts licensing the right to use off-the-shelf or other readily commercially available third party software, which is not licensed pursuant to a written agreement, but is executed by the licensee, such as by click-wrap or shrink-wrap license;
     (iii) any Contract to which the Company or any of its Subsidiaries is party concerning a partnership or joint venture with one or more Persons;
     (iv) any Contract containing terms purporting to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business in any geographic area;

     (v) any Contract that contains any outstanding commitments for capital expenditures in excess of $1,000,000;
     (vi) any Contract relating to indebtedness for borrowed money that has been incurred in amounts in excess of $500,000;
     (vii) any Contract with or for the benefit of any Affiliate of the Company or any of its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
     (viii) any Contract with a supplier of the Company that has provided for payments by the Company or any of its Subsidiaries in excess of $2,750,000 during the twelve month period ended January 2, 2008 (each such supplier a “Significant Supplier”);
     (ix) any Contract with any individual (including a director, officer or employee of the Company or any of its Subsidiaries) who provides services to the Company or any of its Subsidiaries, that contains obligations of the Company or any of its Subsidiaries to pay annual compensation in excess of $100,000, or that contains obligations of the Company or any of its Subsidiaries to make severance payments, or any payments that will become due and payable as a consequence of the Merger;
     (x) all Collective Bargaining Agreements; and
     (xi) any Contract listed on Section 3.10(a)(xi) of the Company Disclosure Schedule.
All of the Contracts required to be disclosed by this Section 3.10(a) are referred to herein as “Company Contracts.”
          (b) True and complete copies of each Company Contract, including all amendments and supplements thereto, have been made available to Parent. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred and is continuing except for those breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          (c) Section 3.10(c) of the Company Disclosure Schedule lists any contract that is listed on Sections 3.10(a)(i) through 3.10(a)(iii) of the Company Disclosure Schedule which contains (A) an express “change of control” provision that would require the consent of the counterparty in connection with the Merger or (B) a provision that allows the counterparty to terminate for convenience or at will.
          SECTION 3.11 Compliance with Laws. The business of the Company and each of its Subsidiaries is being conducted, and since January 1, 2006 has been conducted, in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to the Company, its Subsidiaries, its properties or other assets or its business or operations, except for instances of noncompliance that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as presently conducted, except for any Permits with respect to which the failure to obtain would not reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there has not occurred any default under any such Permit except for any invalidity or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
          SECTION 3.12 ERISA.
          (a) List of Plans. All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), equity plans, or any deferred compensation, retirement, welfare benefit, bonus, incentive or fringe-benefit plan, program or arrangement, whether covering an individual or group, that are sponsored, maintained or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or may have any Liabilities, other than multi-employer plans (“Employee Benefit Plans”) are listed on Section 3.12(a) of the Company Disclosure Schedule. For each Employee Benefit Plan, the Company has provided or made available to Parent accurate and complete copies of each of the following: (a) if the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar Employee Benefit Plan descriptions, (e) in the case of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the Internal Revenue Service and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.
          (b) Material Compliance. To the Company’s Knowledge, each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) is so qualified. All Employee Benefit Plans are materially in compliance with their terms and with the presently applicable provisions of ERISA and the Code. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or would reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or would reasonably be expected to subject any participant in, or beneficiary of, a Company Plan, to a tax under Code Section 4973. All required contributions to, and premium payments on account of, each Employee Benefit Plan have been made on a timely basis and have been properly accrued in accordance with GAAP.

          (c) Pension Plans. Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or in the past six (6) years has maintained or contributed to, any plan subject to Title IV of ERISA or Code Section 412 other than a Multiemployer Plan.
          (d) Multiemployer Plans. All Multiemployer Plans are listed on Section 3.12(d) of the Company Disclosure Schedule. Neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Sections 4201 et seq. or 4243 of ERISA with respect to any Multiemployer Plan. The Company and its ERISA Affiliates have complied with the minimum funding requirements of the Code and ERISA with respect to any Multiemployer Plan.
          (e) Investigations; Prohibited Transactions. Except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect, with respect to all Employee Benefit Plans, (i) there are no pending nor, to the Company’s Knowledge, threatened investigations or claims (other than routine claims for benefits) and (ii) there have been no prohibited transactions under the Code or ERISA.
          (f) Post-Termination Benefits. Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides or has any obligation to provide benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
          (g) 409A. Except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect, each Employee Benefit Plan that is subject to the requirements of Code Section 409A has been adopted and administered in good faith compliance with such Section and the regulations issued thereunder.
          (h) 280G. The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former officer, employee, director or independent contractor to any bonus, severance, retirement, or other benefit or accelerate the time of payment or vesting or trigger any payment or funding of compensation under, increase the amount payable or trigger any other obligation pursuant to Employee Benefit Plan or (ii) cause any compensation or benefit payable to any employee of the Company or its Subsidiaries not to be deductible under Code Section 280G or to be subject to any excise tax under Code Section 4999.
          SECTION 3.13 Labor.
          (a) Section 3.13 of the Company Disclosure Schedule sets forth a list of all collective bargaining agreements with any labor union or other representative of a group of employees to which the Company or any of its Subsidiaries is a party (“Collective Bargaining Agreements”) as of the date hereof. True and complete copies of each such Collective Bargaining Agreement, including all amendments and supplements thereto, have been made available to Parent.
          (b) There is not any work stoppage, slowdown, lockout, picketing or employee strike involving the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the foregoing that would reasonably be expected to have a Company Material

Adverse Effect has been threatened. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative that is not already the bargaining representative of such employee or group of employees. There is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries and there is no pending demand for recognition of any employees of the Company or any of its Subsidiaries by or on behalf of, any labor union.
          (c) As of the date hereof, to the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries.
          (d) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined by any applicable Laws, the violation of which could, individually or in the aggregate, have a Company Material Adverse Effect. There is no investigation, audit or review pending (or, to the knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment and employment practices, terms and conditions of employment, or unfair labor practices as defined by any applicable Laws, an adverse finding in which could, individually or in the aggregate, have a Company Material Adverse Effect.
          (e) The Company and its Subsidiaries have provided to Parent copies of all written employment agreements, and are in material compliance with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except as would not reasonably be expected to have a Company Material Adverse Effect.
          (f) Neither the Company nor any of its Subsidiaries has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any other Laws respecting plant closing notice. No arbitration, court decision or governmental order to which the Company or any of its Subsidiaries is a party or is subject in any way limits or restricts the Company or any of its Subsidiaries from relocating or closing any of the operations of the Company or any of its Subsidiaries.
          SECTION 3.14 Intellectual Property.
          (a) Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of registered Intellectual Property and material unregistered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries as of the date hereof, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. Section 3.14 of the Company Disclosure Schedule lists the record owner of each such item of Intellectual Property and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed.
          (b) No registered Trademark or service mark (each, a “Mark”) identified on Section 3.14 of the Company Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened in writing with respect to any of such Marks.
          (c) (i) All registered Marks identified on Section 3.14 of the Company Disclosure Schedules (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company, enforceable and (ii) neither the Company nor any of its Subsidiaries has received any notice from any third party challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP which is necessary to operate the business. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company Registered IP which is necessary to operate the business have been paid and all necessary documents, certificates and other relevant filing in connection with such Company Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States, or other jurisdictions, for the purpose of maintaining such Company Registered IP.
          (d) The Company and its Subsidiaries own, license or otherwise have the right to use, free and clear of any and all encumbrances, liens, license (royalty bearing or royalty-free) or obligations to others requiring payment to any person or any obligation to grant any right to any person, all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, except as would not be reasonably expected to have a Company Material Adverse Effect.
          (e) To the Knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe or otherwise violate any Third Party Intellectual Property and there is no such claim pending or, to the Knowledge of the Company, threatened against any of the Company or its Subsidiaries. To the Knowledge of the Company, there is no reasonable basis for any claim that the Company does not so own any of the Intellectual Property which is necessary to operate the business. No material Company Registered IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries.
          (f) To the Knowledge of the Company, and except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) no Third Party is infringing or otherwise violating any material Intellectual Property owned by the Company or its

Subsidiaries, and (ii) no such claims are pending or threatened against any Third Party by any of the Company or its Subsidiaries.
          (g) The Company and each of its Subsidiaries has taken all commercially reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and to protect the secrecy, confidentiality and value of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries. During the two (2) years prior to the date of this Agreement, to the Knowledge of the Company, there have been no material unauthorized disclosures of the Company’s trade secrets or non-public proprietary information to a third party.
          (h) The Company and each of its Subsidiaries maintains policies and procedures regarding data security and privacy that are in material compliance with all applicable laws. The Company has installed or operates a Payment Card Industry compliant version of a point of sale system at approximately 50 of its venues and operates credit card processing devices in a manner consistent with Payment Card Industry Standards at its other venues. To the Knowledge of the Company, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of the Company’s software or technology systems in the last two (2) years. The use and dissemination by the Company of any and all personal and confidential data or information concerning individuals is in material compliance with all such privacy policies and laws.
          (i) The Company owns, leases, licenses or otherwise has the rights to use all material software systems, computer hardware, databases, computer equipment and other information technology assets that are necessary for the operations of the Company’s business, and, to the Knowledge of the Company, in the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of any of the foregoing.
          SECTION 3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
     (a) To the Company’s Knowledge: (i) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and Permits, and have obtained all Permits required under applicable Environmental Law for the operation of the business of the Company and its Subsidiaries; and (ii) there are no liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law (whether directly as a result of the operations and activities of the Company or its Subsidiaries, or indirectly as a result of the Company’s or any Subsidiary’s relationship with any predecessor in interest), and there is no condition, occurrence, activity or circumstance that would reasonably be expected to result in or be the basis for any such liabilities;
     (b) To the Company’s Knowledge, no notice, notification, demand, request for information, citation, summons or order has been received, no penalty has been assessed, no investigation, action, claim, suit or proceeding is pending, or, to the Knowledge of the Company, is threatened, by any Governmental Authority or other person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law, or that seeks to impose liability on or recover damages from the Company or any of its Subsidiaries pursuant to any Environmental Law;
     (c) To the Company’s Knowledge, no Releases of Hazardous Materials have occurred at, on or from any real property owned, leased or operated by the Company or any of its Subsidiaries, for which Releases the Company or any of its Subsidiaries would reasonably be expected to have any liability under Environmental Law. Neither the Company nor any of its Subsidiaries is conducting or paying, in whole or in part, for any investigation, response, or other corrective action under any Environmental Law at any location or facility; and
     (d) Neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations under any Environmental Law.
          For purposes of this Agreement, “Environmental Law” means the common law and all federal, state and local laws, statutes, rules, regulations, codes, ordinances, orders, judgments and decrees relating to pollution or to the protection of the Environment and of human health (to the extent relating to exposure to Hazardous Materials), or to the use, handling, distribution, generation, transportation, storage, treatment, Release or exposure to Hazardous Materials; “Environment” means surface or ground water, soil, surface and subsurface strata, ambient air, indoor air, and natural resources such as wetlands, flora and fauna; “Hazardous Materials” means any chemical, substance, waste, pollutant, contaminant, compound, mixture or constituent in any form, including petroleum, asbestos and asbestos-containing materials, regulated or which can give rise to liability under any Environmental Law; and “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment or into or out of any property, facility or equipment.
          SECTION 3.16 Taxes.
          (a) Each of the Company and its Subsidiaries has timely and properly filed or caused to be filed, taking into account any extensions, all U.S. federal income and other Tax Returns and reports required to be filed, and have paid or caused to be paid or adequately reserved for in accordance with GAAP, all material Taxes due and payable by it (whether or not shown on any Tax Return) on or prior to the date hereof. All such Tax Returns were true, correct and complete in all material respects.
          (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and each Subsidiary has, in accordance with GAAP, made due and sufficient accruals for such Taxes in the books and records of the Company or such Subsidiary (as appropriate). Section 3.16(b) of the Company Disclosure Schedule identifies each “tax position” and the measurement thereof as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Parent has been provided with all work and other papers of the Company, each Subsidiary and its advisors related to the foregoing.

          (c) To the Knowledge of the Company, no claim has been made in writing by any taxing jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
          (d) Neither the Company nor any of its Subsidiaries has received written notice of any proceeding or audit against, or with respect to any Taxes of, the Company or any of its Subsidiaries (and, to the Knowledge of the Company, no such audit or proceeding is currently pending against either the Company or any of its Subsidiaries). No material deficiencies for any Taxes have been assessed against the Company or any of its Subsidiaries.
          (e) The federal, state and foreign “net operating losses,” tax credit carryforwards and other tax attributes (collectively, the “Tax Attributes”) of the Company and its consolidated subsidiaries through the date of the most recently filed applicable Tax Return are set forth in Section 3.16(e) of the Company Disclosure Schedule. Section 3.16(e) of the Company Disclosure Schedule describes the amount or other limitation (if any) on the use of Tax Attributes pursuant to Section 382 or 383 of the Code (including the amount of net unrealized built-in gain or loss at the date of any ownership change, all within the meaning of Section 382 of the Code) or the separate return limitation year rules under the applicable consolidated return provisions of the regulations of the U.S. Department of the Treasury or comparable provisions of state, local or foreign Law.
          (f) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock, occurring within the past two years, that was intended to qualify for tax-free treatment under Section 355 of the Code.
          (g) There are no liens for a material amount of Taxes, other than Taxes that are not yet due, on the assets of the Company or any of its Subsidiaries.
          (h) Neither the Company nor any of its Subsidiaries has been included in any consolidated, unitary or combined Tax Return provided for under the Law of the United States, any foreign jurisdiction, or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than the consolidated, unitary or combined group of which the Company and its Subsidiaries are the sole members.
          (i) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authorities all material Taxes required to have been withheld by them in connection with amounts paid or owing to any employee, creditor or other person. The Company and its Subsidiaries have complied in all material respects with all recordkeeping and reporting requirements in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.
          (j) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to the assessment or collection of Taxes against the Company or any of its Subsidiaries.

          (k) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes (other than agreements among the Company and its Subsidiaries).
          (l) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) made prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provisions of state, local or foreign Tax law) executed during the six (6) year period ending on the Closing Date, (iii) any installment sale or other transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.
          (m) Neither the Company nor any Subsidiary has participated in any “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b).
          SECTION 3.17 Commercial Relationships. Since January 2, 2008 through the date hereof, none of the Company’s Significant Customers or Significant Suppliers has cancelled or terminated its relationship with the Company or any Subsidiary. As of the date hereof, the Company does not have any Knowledge of any plan or intention of any such Significant Customer or Significant Supplier to cancel or terminate its relationship with the Company or any Subsidiary, and the senior management of the Company has not received any written threat or notice from any such Significant Customer or Significant Supplier, to cancel or terminate its relationship with the Company or any Subsidiary.
          SECTION 3.18 Internal Controls. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting other than as described in the Company SEC Documents.
          SECTION 3.19 Opinion. The Board of Directors of the Company has received the written opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Aggregate Consideration (as defined therein) is within the range of Net Enterprise Values (as defined therein) that Evercore Group L.L.C. estimates for the Company.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub
          Except as set forth in the disclosure schedule of Parent and Merger Sub dated the date hereof (the “Acquiror Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Acquiror Disclosure Schedule is deemed to be disclosed in any other section or subsection of the Acquiror Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section or subsection), Parent and Merger Sub represent and warrant to the Company that as of the date hereof (unless such statement expressly relates to an earlier date):
          SECTION 4.01 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
          SECTION 4.02 Authority; Noncontravention.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings, including any vote of security holders of Parent, on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, any to general equity principles, in each case from time to time in effect). The respective Board of Directors of Parent and Merger Sub, at a meeting duly called and held, duly adopted resolutions approving and declaring advisable this Agreement and have been adopted by Parent as the sole stockholder of Merger Sub.
          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under (i) the Certificate of Incorporation or Bylaws of Parent and Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to Parent or Merger Sub or their respective properties or other assets.
          SECTION 4.03 Governmental Approvals. No consent, waiver, approval, order, license or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any requirements of the applicable securities Laws or the stock exchanges on which any securities of Parent or any of its Affiliates are subject and (c) compliance with any requirements of any Governmental Authority with respect to any liquor Law or public health Law.
          SECTION 4.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than those, the fees and expenses of which will be paid by Parent or the Surviving Corporation) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
          SECTION 4.05 Financing. Parent has delivered to the Company true and complete copies of (i) the equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between Parent and Kohlberg Investors VI, L.P. (“Sponsor”), pursuant to which Sponsor has committed to provide the cash equity financing to Parent in connection with the transactions contemplated hereby, and (ii) the executed debt commitment letter, dated as of the date hereof (the “Debt Commitment Letter”), among Parent and National City Bank (the “Lender”), pursuant to which the Lender has committed to provide the debt financing (the “Debt Financing”) described therein in connection with the transactions contemplated hereby. The Equity Commitment Letter, together with the Debt Commitment Letter, are sometimes referred to collectively herein as the “Commitment Letters,” and the amounts committed pursuant to the Commitment Letters being the “Financing.” As of the date of this Agreement, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and the Commitment Letters have not been amended or modified. As of the date of this Agreement, the Commitment Letters are in full force and effect in the form delivered to the Company and the Commitment Letters constitute the valid and binding obligations of the Parent and, to the Knowledge of the Parent, the other parties thereto. There are no conditions precedent or other contingencies or agreements related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters and the Fee Letter, dated as of the date hereof, among Parent, the Sponsor and the Lender (the “Disclosed Conditions”) and, to the Knowledge of Parent or Merger Sub, except as set forth in the Debt Commitment Letter and the Fee Letter, no Person has any right to impose, and neither the Lenders nor Parent has any obligation to accept, (A) any condition precedent to such funding other than the Disclosed Conditions nor (B) any reduction to the aggregate amount available under the Debt Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Debt Commitment Letter on the Closing Date). Parent has fully paid all commitment fees required to be paid in connection with the Debt Commitment Letter. Assuming the accuracy of the representations and warranties in Article III and compliance by the Company with its cove-

nants set forth herein, the Financing, together with any cash or cash equivalents available to the Company, would provide Parent and Merger Sub with acquisition financing at the Effective Time sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and Debt Tender Consideration and any other payments contemplated in this Agreement (including the refinancing of any outstanding indebtedness of the Company) and to pay all fees and expenses related to the Financing, the Merger, the Debt Tender Offer or any other transactions contemplated by this Agreement. As of the date of this Agreement, assuming the accuracy of the representations and warranties in Article III and compliance by the Company with its covenants set forth herein, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date.
          SECTION 4.06 Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article III are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the Surviving Corporation’s assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (b) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (c) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business.
          SECTION 4.07 Business Conduct.
          (a) Merger Sub was incorporated on September 18, 2008. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement, the Merger and the Financing. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
          (b) There are no contracts, agreements, arrangements or transactions between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s current officers or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger.
ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01 Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in

Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:
     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its Capital Stock, other than dividends or distributions by a direct or indirect Subsidiary of the Company (A) to its parent or (B) to a third party as required by the terms of any agreement listed on Section 5.01(a) of the Company Disclosure Schedule or (ii) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock;
     (b) issue, sell, grant, pledge or otherwise encumber any shares of its Capital Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;
     (c) amend the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries;
     (d) acquire in any manner assets of any Third Party, except for acquisitions of assets in the ordinary course of business consistent with past practice or that would not be material to the Company and its Subsidiaries taken as a whole;
     (e) sell, transfer, pledge, lease, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a Third Party, except for sales of properties or other assets in the ordinary course of business consistent with past practice or that would not be material to the Company and its Subsidiaries taken as a whole or for pledges of collateral in accordance with the Company’s credit facilities;
     (f) incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including any capitalized lease obligations but excluding (i) any capitalized lease obligations with an aggregate capitalized amount less than $500,000, intercompany debt, letters of credit entered into or performance bonds posted in the ordinary course of business consistent with past practice or (ii) drawdowns or borrowings under the credit facilities of the Company in effect on the date hereof;
     (g) acquire directly or indirectly, by repurchase or otherwise any shares of the Capital Stock of the Company or any Subsidiary except as contemplated by this Agreement;
     (h) grant to any director, officer or employee of the Company or any of its Subsidiaries (i) any increase in compensation, bonus or other benefits or (ii) any increase in severance, change of control or termination pay, other than, with respect to employees who are not executive officers or directors, increases in compensation, bonus or other benefits in the ordinary course of business consistent with past practice or as required by a written agreement in effect on the date hereof;
     (i) enter into, amend or terminate any Company Contract (or Contract which, if in existence on the date hereof would be required to be listed on Section 3.10(a) of the Company Disclosure Schedule), other than in the ordinary course of business consistent with past practice, or make capital expenditures in connection therewith, other than as required thereunder;
     (j) pay, discharge, waive, release, assign, settle, satisfy or forgive any Action, other than Actions grounded in tort law and other commercial claims that arise or have arisen in the ordinary course of business (but specifically excluding any Action relating to the transactions contemplated hereby) and only to the extent that the aggregate payments related to the settlement of all such Actions do not exceed $300,000 in the aggregate plus the amount set forth on Section 5.01(j) of the Company Disclosure Schedule with respect to the matter identified therein and subject to the conditions set forth therein;
     (k) (i) make or change any material Tax election; (ii) change annual Tax accounting period or material method of Tax accounting; (iii) except as required by applicable Law, file any amended Tax Return; (iv) enter into any closing agreement with respect to Taxes; (v) settle any Tax claim or assessment; or (vi) consent to any extension or waiver of the limitations period for the assessment of any Tax;
     (l) make any payments, incur any liabilities or grant contractual or other concessions to counterparties in order to secure any consents necessary in connection with the transactions contemplated hereby under any Contracts or Permits, other than, with respect to any Permits, payments of filing, application and similar fees; or
     (m) authorize any of, or commit or agree to take any of, the foregoing actions.
          SECTION 5.02 Stockholder Meeting; Proxy Material.
          (a) Each of the Company and Parent shall cooperate with each other in the preparation of the proxy statement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”) (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. As promptly as practicable the Company shall prepare and file with the SEC and CSC a preliminary Proxy Statement; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to the com-

ments of the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and CSC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable, to its holders of record, as of the record date established by the Board of Directors of the Company.
          (b) The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of voting on the adoption of the Agreement and the Merger (such meeting or any adjournment or postponement thereof, (the “Company Meeting”) and the Company’s obligation to call, hold, and convene the Company Meeting shall not be affected by (i) the commencement, proposal, disclosure, or announcement of any Company Proposal (as defined hereafter) or (ii) any Adverse Recommendation Change (as defined in Section 5.03(b)), unless in either case the Agreement is terminated pursuant to Article VIII. Subject to complying with its fiduciary duties under applicable Law, (A) the Board of Directors of the Company shall recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the Merger at the Company’s shareholders’ meeting and the Board of Directors of the Company shall use its reasonable best efforts to solicit from holders of the Company proxies in favor of the adoption of this Agreement and the Merger and (B) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of adoption of this Agreement at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, that no adjournment may be to a date on or after three Business Days prior to the date set forth in Section 8.01(b)(i).
          SECTION 5.03 No Solicitation; Other Offers.
          (a) Subject to Section 5.03(c), from and after the date hereof, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Company Proposal or (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, a Company Proposal. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Company Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. For purposes of this Agreement “Company Proposal” shall mean (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 33-1/3% or more of (A) the equity securities, debt securities or IDSs of the Company or any of its Subsidiaries or (B) the assets of the Company or any of its Subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by this Agreement and the agreements to be executed in connection herewith.
          (b) The Board of Directors of the Company shall not (and shall not permit any committee thereof to) (i) (A) withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, adoption or recommendation by such Board of Directors of this Agreement and the Merger or fail to recommend to the shareholders in the Proxy Statement that they approve the Merger or (B) endorse, approve, adopt, submit to Company shareholders (including by seeking to obtain an action by written consent of some or all of the Company’s shareholders) or recommend, or propose publicly to endorse, approve, adopt, submit to shareholders of the Company or recommend, any Company Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) enter into, adopt or recommend, or publicly propose to enter into, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Proposal (other than a confidentiality agreement referred to in Section 5.03(c)) (any such document, an “Acquisition Agreement”). For the avoidance of doubt, for purposes of this Agreement, a Notice of Superior Proposal, a notice of any Company Proposal (whether or not the Board of Directors of the Company determines that it is a Superior Proposal or reasonably expects that it would result in a Superior Proposal), any other notice required by this Section 5.03 or any disclosure thereof shall not constitute an Adverse Recommendation Change.
          (c) Notwithstanding the foregoing, (A) the Board of Directors may effect an Adverse Recommendation Change for any reason other than in response to a Company Proposal and (B) subject to the provisions of Section 5.03(e), the Board of Directors, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the adoption and approval of the Merger by the Company’s shareholders, may, subject to the Company’s compliance with Section 5.03(a), in response to a Third Party’s bona fide written Company Proposal that the Board of Directors determines constitutes, or is reasonably expected to result in, a Superior Proposal, (i) enter into or participate in any discussions or negotiations with, and furnish any information relating to the Company or any of its Subsidiaries to or afford such Third Party access to, the business, properties, assets, books or records of, the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, such Third Party and its auditors, advisors and lenders (subject to a confidentiality agreement (including a customary standstill) with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined hereafter)), (ii) effect an Adverse Recommendation Change and (iii) take any action that any court of competent jurisdiction orders the Company to take but, in the case of the foregoing clauses (A) and (B)(i) and (B)(ii), only if the Board of Directors, after considering the advice from outside legal counsel to the Company, determines in good faith that it should take such action to comply with its fiduciary duties under applicable Law.
          (d) Nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a) under the Exchange Act with regard to a Company Proposal. For the avoidance of doubt, for all purposes under this Agreement, including Article VIII, any disclosure by the Board of Directors of the status of any Company Proposal (without comment on the merits thereof) shall not be considered a failure to make, withdrawal or modification adverse to Parent or Merger Sub of its Company Board Recommendation.
          (e) The Board of Directors shall not take any of the actions referred to in clauses (B)(i) and (B)(ii) of Section 5.03(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in any event within 48 hours) in writing of any Company Proposal, which notice shall state the material terms and conditions of any such Company Proposal and the identity of the Person making any such Company Proposal as well as the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person or group. The Company shall keep Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Company Proposal. The Company shall provide to Parent any information provided to such Third Party that has not been previously provided to Parent. For purposes of this Agreement, “Superior Proposal” means any bona fide, written Company Proposal made in compliance with the terms of this Agreement for at least a majority of the outstanding Company Common Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which is reasonably capable of being consummated on the terms proposed, and which the Board of Directors, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Company Proposal, determines in good faith is more favorable to all the Company’s shareholders than as provided hereunder.
          SECTION 5.04 Employees; Benefit Plans.
          (a) For a period of one year following the Closing Date, the Surviving Corporation will provide current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with base salary, the opportunity for cash bonus compensation, and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that discretionary incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or ar-

rangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.
          (b) The Surviving Corporation and its Affiliates will honor all Employee Benefit Plans and employment agreements (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.
          (c) For all purposes under the employee benefits plans of the Surviving Corporation and its Subsidiaries providing benefits to any employees after the Effective Time (the “New Plans”), each employee will be credited with his or her years of service with the Company and its Affiliates prior to the Effective Time (including predecessor or other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the corresponding Employee Benefit Plan, except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent that such credit would result in a duplication of accrual of benefits. In addition, and without limiting the foregoing, (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Employee Benefit Plan in which such employee participated immediately before the Effective Time (such plans, the “Old Plans”) and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or inapplicable under any Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (d) The terms and provisions of this Section 5.04 are intended solely for the benefit of each party hereto and their respective or permitted assigns and it is not the intention of the parties to confer Third Party beneficiary rights upon any other Person. Nothing in this Agreement is intended to and shall not establish or create or amend any employee benefit plan, practice or program of the Company or any of its Subsidiaries or the Parent or the Surviving Corporation or any of their respective successors or assigns and shall not create any contract of employment.

ARTICLE VI
Additional Agreements
          SECTION 6.01 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings promptly (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority with respect to the transactions contemplated hereunder, (c) the obtaining of all consents, approvals or waivers from Third Parties set forth on Sections 3.04 and 3.10(c) of the Company Disclosure Schedule (the costs and expenses of which, if any, shall be borne solely by the Company or, if the Merger is consummated, the Surviving Corporation); provided that the failure to obtain any such consents, approvals or waivers shall not constitute a breach by the Company of any covenants or representations or, except with respect to the consents, approvals and waivers required by Section 7.02(f), the failure of any condition contained in this Agreement, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or questioning the validity or legality of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and Parent each agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. In addition, each of the Company and Parent agrees to use its reasonable best efforts to take promptly any and all steps necessary to vacate or lift any order relating to antitrust or competition that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation. For the avoidance of doubt, notwithstanding anything herein to the contrary, “reasonable best efforts” shall impose on the Company and its Subsidiaries the obligation to pay filing, application and similar fees but shall not impose on the Company or its Subsidiaries any obligation to make payments, incur liabilities or grant contractual or other concessions to counterparties in order to secure any consents, waivers, approvals or authorizations.

          SECTION 6.02 Indemnification, Exculpation and Insurance.
          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the same extent provided under the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time. All obligations with respect to all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Certificates of Incorporation or Bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries set forth in Section 6.02 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six (6) years from the Effective Time, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees with respect to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, unless such modification is required by Law.
          (b) As of the Effective Time, the Company shall have obtained, and for a six-year period thereafter, the Surviving Corporation shall maintain in effect, a so-called “tail” policy for such six-year period covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.
          (c) The provisions of this Section 6.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have pursuant to any indemnification agreements or arrangement of the Company or any of its Subsidiaries set forth in Section 6.02 of the Company Disclosure Schedule.
          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.02.
          (e) The obligations of Parent and the Surviving Corporation under this Section 6.02 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.02 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.02 applies shall be Third Party beneficiaries of this Section 6.02).

          SECTION 6.03 Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that the Company or, if the Merger is consummated, the Surviving Corporation shall bear and pay the costs and expenses incurred in connection with the filing fees for any applicable foreign or supranational antitrust Laws and all Separation Fees. Except to the extent provided in Section 2.02(c), all transfer, documentary, sales, use, real property transfer, stock transfer, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be borne equally by the Company and Parent. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the mailing of the Proxy Statement, the solicitation of stockholder approvals, the preparation, printing and mailing of the Offer Documents and all other matters related to the closing of the Merger and the other Transactions.
          SECTION 6.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.
          SECTION 6.05 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from or sent by such party to any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the transactions contemplated thereby. The Company, Parent and Merger Sub shall promptly cooperate and consult with one another with respect to the preparation and submission of any filings, communications or correspondence with any Governmental Authority to the extent practicable and subject to the terms of the Confidentiality Agreement and any restrictions under antitrust Law.
          SECTION 6.06 Access to Information.
          (a) From the date hereof until the Effective Time, to the extent consistent with applicable antitrust and other Laws, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors and employees, counsel, advisors, accountants, financial advisors, lenders and representatives (collectively, the “Company Representatives”) to, provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, Affiliates and representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours and upon reasonable notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require, and will cause the Company Representatives and the Company’s Subsidiaries to (i) furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request and (ii) notify Parent of the filing by the Company of any form, report, schedule, statement, registration statement and other documents filed by the Company or its Subsidiaries during such period pursuant to the requirements of the United States federal or state securities Laws. All legal, accounting and business due diligence shall have been completed prior to the date of this Agreement.
          (b) Parent and Merger Sub confirm that (i) the Company has provided Parent, Merger Sub and the Parent Representatives with access to such documents, books, records, facilities, contracts and other assets of the Company as any of them has requested to review, (ii) each of them has had the opportunity to ask questions of the officers and management of the Company, to acquire such additional information about the Company as Parent and Merger Sub and the Parent Representatives have requested and (iii) each of them has had the opportunity to conduct a complete due diligence process; all such information that has been provided to Parent, Merger Sub or the Parent Representatives is subject to the Confidentiality Agreement (as hereinafter defined). In connection with such investigation, Parent, Merger Sub and the Parent Representatives have received from the Company or the Company Representatives certain other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information.
          SECTION 6.07 Company Representations and Warranties. Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule), neither the Company nor any other Person has made, nor shall the Company or any other Person be deemed to have made, any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article III of this Agreement, neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:
     (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter de-

livered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or
     (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates.
          SECTION 6.08 Financing for Parent and Merger Sub.
          (a) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using their reasonable best efforts to: (i) satisfy, on a timely basis, all conditions within their control applicable to Parent and Merger Sub to obtaining the Financing, (ii) comply with all obligations applicable to Parent and Merger Sub, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters (including any terms and conditions contained in the “flex provisions” related to the Debt Financing), (iv) consummate the Financing at or prior to Closing and (v) seek to enforce their rights under the Commitment Letters. Parent and Merger Sub shall be permitted, upon prior written notice to the Company, to amend, supplement, modify or waive any provision or remedy under the Commitment Letters or the definitive agreements relating to the Financing; provided that (x) no such amendment, supplement, modification or waiver shall add or make more onerous any conditions to the funding of the Financing on the Closing Date and (y) any amendment, supplement, modification or waiver that could reasonably be expected to materially impede, delay or prevent the consummation of the Merger shall require the prior written consent of the Company. In the event all or any portion of the Debt Financing becomes unavailable or any financing source notifies Parent that it no longer intends to provide Financing on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain all or such portion of the Debt Financing from alternative sources (such portion from alternative sources, the “Alternative Financing”) or replace such Debt Financing with equity financing in an amount sufficient, when combined with the funds under the Equity Commitment Letter and the Debt Commitment Letter (if any), to consummate the transactions contemplated by this Agreement on (A) terms and conditions (other than those relating to conditions to the funding thereof), not materially less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub) and (B) terms and conditions relating to conditions to the funding thereof, not more onerous to Parent or Merger Sub (as determined in the reasonable judgment of the Company), in each case, in the aggregate than the Debt Financing (taking into account the “flex provisions” related to the Debt Financing) as promptly as practicable following the occurrence of such event but in all cases at or prior to Closing. Parent shall provide to the Company executed copies of the definitive documents related to the Debt Financing and any commitment letter related to any alternate financing. Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letters and any alternate financing and shall give the Company prompt notice of any material adverse change with respect thereto. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Commitment Letters shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letters or any alternate financing notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters or any alternate financing on the terms described therein. Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, take (or fail to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, which taking (or failure to take) could reasonably be expected to materially impede, delay or prevent consummation of the Financing contemplated by the Commitment Letters or any alternate financing.
          (b) Prior to the Effective Time, the Company shall provide, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their Company Representatives to provide, all cooperation reasonably requested by Parent in connection with the Debt Financing, at Parent’s sole cost and expense, including (i) assisting in the preparation for, and participating in, meetings, presentations, road shows, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies on a customary basis with reasonable advance notice, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing to the extent of information related to the Company, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents required by the Debt Commitment Letters or as may be otherwise reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral at the Effective Time, (iv) furnishing Parent and its Financing sources with the financial statements and financial data of the Company financial statements, pro forma financial information, financial data, audit reports and other information relating to the Company of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC required by the Debt Commitment Letters or as may be otherwise reasonably requested by Parent, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as reasonably requested by Parent, (vi) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing, and (vii) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing; provided that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with its cooperation with the Debt Financing. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives for and against any and all losses suffered or incurred by them in connection with the Financing or any Alternative Financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). For purposes of this Section 6.08(b), the term “Debt Financing” shall also be deemed to include any Alternative Financing and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.

          SECTION 6.09 Debt Tender Offer and Consent Solicitation.
          (a) Simultaneously with the mailing of the Proxy Statement, the Company shall commence a tender offer for 70% of the outstanding Subordinated Notes (a “Debt Tender Offer”), for an amount, in cash, equal to $3.99 per Note, plus accrued and unpaid interest and deferred interest (the “Debt Tender Consideration”), and on such other terms and conditions as may be agreed between the Company and Merger Sub, and a solicitation of the consents of holders of a majority in principal amount of the Subordinated Notes (a “Consent Solicitation”) to an amendment to the indenture governing the terms of the Subordinated Notes (the “Indenture”) in the form set forth in Exhibit A hereto, with such other changes as Parent and the Company may mutually agree (the “Requisite Consents”). Any amounts payable to holders of the Subordinated Notes in the Consent Solicitation or Debt Tender Offer shall be funded by Parent and Merger Sub or by the Surviving Corporation at the direction of Parent at the Effective Time by deposit with a designated agent of immediately available funds equal to the amount to be paid. Notwithstanding anything herein to the contrary, the Consent Solicitation and Debt Tender Offer shall not require any payment for the Subordinated Notes and/or the consents or waiver or amendment under the Consent Solicitations to be made by the Company prior to the Effective Time.
          (b) In connection with the Consent Solicitation and Debt Tender Offer, the Company shall prepare all reasonably necessary and appropriate documentation, including the offer to purchase, the terms of the consent, related letters of transmittal and other related documents and any other filing that may be required by the SEC or the CSC (collectively, the “Offer Documents”). All mailings to the holders of the Subordinated Notes in connection with the Consent Solicitation and Debt Tender Offer and related filings with the SEC and CSC shall be subject to the prior review and comment of the Company and Merger Sub and shall be reasonably acceptable to each of them. Merger Sub and the Company shall reasonably cooperate, and the Company shall cause its Subsidiaries to reasonably cooperate, and Merger Sub and the Company shall each use its respective reasonable best efforts, to cause its respective representatives to reasonably cooperate with each other in connection with the Consent Solicitation and Debt Tender Offer (including the preparation of the Offer Documents) and use reasonable best efforts to cause any payment for the Consent Solicitation and the initial settlement of the Debt Tender Offer to occur simultaneously with the Effective Time.
          (c) The Company shall use its reasonable best efforts to obtain the Requisite Consents in connection with the Consent Solicitation. Promptly upon receipt of the Requisite Consents permitting an amendment of the Indenture, the Company shall enter into a supplemental indenture reflecting the amendments to the Indenture approved by such Requisite Consents and shall use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become effective upon signing, but not operative until the Closing and the acceptance of the Subordinated Notes tendered in the Debt Tender Offer. The closing of the Consent Solicitation and Debt Tender Offer shall be conditioned solely on (i) the receipt of the Requisite Consents, (ii) the simultaneous occurrence of the Closing and (ii) there being no Restraint that prohibits the Closing. Simultaneously with the Closing and in accordance with the terms of the Consent Solicitation and Debt Tender Offer, the Surviving Company (as successor in interest to Merger Sub) shall be provided by Merger Sub with the funds reasonably necessary to consummate such Debt Tender Offer and Consent Solicitation (including the payment of all accrued and unpaid interest, deferred interest, applicable premiums, consent fees and all related fees and expenses) and the Company shall accept for purchase, and use such funds to purchase, the Subordinated Notes tendered in such Debt Tender Offer (and pay all accrued and unpaid interest, deferred interest, applicable premiums, consent fees and all related fees and expenses in connection with the Debt Tender Offer and Consent Solicitation).
          (d) If requested by Merger Sub, the Company shall enter into one or more customary dealer manager agreements with such Persons as Merger Sub and the Company shall mutually agree. Parent and Merger Sub or, if the Merger is consummated, the Surviving Corporation shall pay the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Consent Solicitation and Debt Tender Offer.
          (e) Notwithstanding anything to the contrary herein, nothing in this Section 6.09 (x) shall require the Company or any of its Subsidiaries to make any monetary payments or concessions or incur any other liability prior to the Effective Time or (y) shall unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.
ARTICLE VII
Conditions Precedent
          SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the DGCL.
     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by any court of competent jurisdiction and no other statute, Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger.
          SECTION 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. Except in the case of the representations and warranties of the Company contained in Sections 3.03(a), (b), and (c) the representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule) shall be (i) true and correct in all material respects, in the case of representations not qualified by materiality or Company Material Adverse Effect and (ii) true and correct in all respects, in the case of representations that are so qualified, on the date hereof and as of the Effective Time as if made on and as of the Effective Time, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date. The representations and warranties of the Company contained in Sections 3.03(a) and (b) shall be true and correct on the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1,000,000 in the aggregate. The representations and warranties of the Company contained in Section 3.03(c) shall be true and correct on the date hereof and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, give rise to damages, losses, costs and expenses in excess of $1,000,000. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) No Company Material Adverse Effect. Since the date of this Agreement no event, circumstance, change or effect shall have occurred or come to exist which has had a Company Material Adverse Effect that is continuing, or which would be reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (d) Debt Tender Offer and Consent Solicitation. Pursuant to the Debt Tender Offer and Consent Solicitation, (i) at least 50.1% of the outstanding Subordinated Notes shall have been validly tendered and not withdrawn and (ii) the Requisite Consents shall have been received.
     (e) Required Third-Party Consents. All consents, approvals and waivers as set forth on Section 7.02(e) of the Company Disclosure Schedule shall have been obtained, and no such consent, approval or waiver shall have been revoked.
          SECTION 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Article IV of this Agreement (as modified by the Acquiror Disclosure Schedule) shall be (i) true and correct in all material respects, in the case of representations not qualified by materiality and (ii) true and correct in all respects, in the case of representations that are so qualified, on the date hereof and as of the Effective Time as if made on and as of the Effective Time, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
          SECTION 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (the date of any such termination, the “Termination Date”):
     (a) by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;
     (b) by either Parent or the Company:
     (i) if the Merger shall not have been consummated on or before February 28, 2009; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach has been a proximate cause of or resulted in the failure of the Merger to be consummated on or before such date;
     (ii) if any Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; or
     (iii) if the Company’s shareholders voting at the Company Meeting (or any adjournment thereof) shall not have adopted this Agreement in accordance with the DGCL;
     (c) by Parent: (i) if at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, the Board of Directors (A) shall have made an Adverse Recommendation Change or (B) shall have approved or recommended any Company Proposal (it being understood that, for the avoidance of doubt, for all purposes under this Agreement, including this Article VIII, any disclosure by the Board of Directors of the status of any Company Proposal (without comment on the merits thereof) shall not be considered a withdrawal or modification adverse to Parent of its Company Board Recommendation or approval or recommendation of another Company Proposal); or (ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02 and

(B) is not cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; or
     (d) by the Company: (i) if, at any time prior to the adoption of this Agreement by the Company’s shareholders, the Board of Directors (A) shall have made an Adverse Recommendation Change or (B) determines to enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company has not willfully and materially breached its obligations under Section 5.03; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d)(i)(A) other than with respect to a Company Proposal, until one Business Day following receipt by Parent and Merger Sub of written notice thereof or, otherwise pursuant to this Section 8.01(d)(i), until after the third Business Day following receipt by Parent and Merger Sub of written notice (a “Notice of Superior Proposal”) from the Company advising Parent and Merger Sub that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (including a copy thereof with all accompanying documentation and the identity of Person making such Superior Proposal), during which three Business Day period, Parent and Merger Sub shall have the right (in their sole discretion) to offer the Company adjustments to the terms and conditions of this Agreement that may permit the Board of Directors of the Company to determine that, with such adjustments, the Merger is at least as favorable to the shareholders as such Superior Proposal, (ii) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03 and (B) is not cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company, (iii) if no event has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.01 and 7.02 to fail to be satisfied assuming the Closing were to occur on the date of termination and, within five Business Days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated or (iv) the Debt Commitment Letter is terminated, the Lender denies the obligation to fund the Debt Financing or the Lender is placed into receivership, conservatorship, has its bank charter suspended or revoked or otherwise becomes unable to or prohibited from funding the Debt Financing and, within thirty days after the Company has delivered written notice to Parent thereof, the Merger has not been consummated.
          SECTION 8.02 Effect of Termination.
          (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.03 (and any other provision of this Agreement related to the payment of expenses), this Section 8.02 and Article IX, which provisions shall survive such termination.

          (b) If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(ii), then (A) the Company shall reimburse Parent and Merger Sub for their Expenses up to a maximum amount of $2,500,000, within two Business Days of the Company’s receipt of reasonable documentation of such Expenses from Parent, and (B) with respect to a termination pursuant to Section 8.01(b)(iii), if at or prior to the date of the Company Meeting a Company Proposal shall have been publicly announced and not publicly withdrawn and within six months of the Termination Date the Company enters into an Acquisition Agreement for a transaction involving an aggregate consideration greater than the Merger Consideration and the Debt Tender Consideration, which transaction subsequently closes, then, upon the closing of such transaction, the Company shall pay, or cause to be paid to Parent and Merger Sub an amount equal to $2,500,000 (the “Termination Fee”), reduced by any amounts previously paid to Parent and Merger Sub as Expenses pursuant to clause (A). If this Agreement is terminated pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), then the Company shall pay or cause to be paid to Parent and Merger Sub an amount equal to the Termination Fee on the Termination Date (in the case of a termination by the Company) or within two Business Days of the Termination Date (in the case of a termination by Parent or Merger Sub). Any payments to Parent and Merger Sub under this Section 8.02(b) will be paid to an account or accounts designated by Parent and will be made by wire transfer of immediately available funds.
          (c) If this Agreement is terminated pursuant to Section 8.01(d)(ii), then Parent shall reimburse the Company for its Expenses (which shall be deemed for purposes of this Section 8.02(c) to include the amount of any fees or expenses incurred by Parent or Merger Sub pursuant to Section 6.09(d)) up to a maximum amount of $2,500,000 within two Business Days of Parent’s receipt of reasonable documentation of such Expenses from the Company. If this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii) or Section 8.01(d)(iv) then Parent shall pay the Company, within three Business Days of such termination, a fee of $2,500,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated by the Company.
          (d) If a party fails to promptly pay the amount due by it pursuant to Section 8.02(b) or 8.02(c), as applicable, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit. For the avoidance of doubt, in no event shall Parent or the Company be entitled to receive more than one payment of the Termination Fee or Reverse Termination Fee, as applicable.
          (e) The parties acknowledge and agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that neither the payment of the amounts by the Company specified in Section 8.02(b) nor the payment of the amounts by Parent specified in Section 8.02(c) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiat-

ing this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
          (f) Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 8.02 and the specific performance remedies set forth in Section 9.09 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud, and upon payment thereof, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud; and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud, and upon payment thereof, none of the Company and its Subsidiaries or any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud.
          SECTION 8.03 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company Shareholders or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to its obligations contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
General Provisions
          SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Merger Sub, to:
KPLT Holdings, Inc.
c/o Kohlberg & Company LLC
111 Radio Circle
Mt. Kisco, NY 10549
Facsimile No.: 914-241-7476
Attention: Gordon Woodward
                  Seth Hollander
with a copy to:
Ropes & Gray LLP
1 International Place
Boston, MA 02110
Facsimile No.: 617-951-7050
Attention: William M. Shields, Esq.
if to the Company, to:
Centerplate, Inc.
2187 Atlantic Street, 6th Floor
Stamford, CT 06902
Facsimile No.: 203-975-5949
Attention: General Counsel
with copies to:
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Facsimile No.: 212-269-5420
Attention: Kenneth W. Orce, Esq.

          SECTION 9.03 Definitions. For purposes of this Agreement:
     (a) “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), arbitration, hearing or proceeding from, by or before any Governmental Authority.
     (b) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     (c) “Business Day” means any day, other than a Saturday, Sunday or a day on which the banks or national securities exchanges located in New York, New York shall be authorized or required by Law to close.
     (d) “Capital Stock” means: (i) in the case of a corporation, corporate stock, including corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby; and (ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).
     (e) “Copyrights” means all rights in a work of authorship and all copyrights (including all registrations and applications to register the same).
     (f) “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company and is treated as a single employer with the Company within the meaning of Section 414 of the Code or Section 4001 of ERISA.
     (g) “IDSs” means income deposit securities issued by the Company representing (i) one (1) share of Company Common Share and (ii) a Note.
     (h) “Intellectual Property” means all Trademarks, Patents, Copyrights, service marks, service mark rights, computer programs, moral rights and the benefits of any waivers of moral rights and any other proprietary intellectual property rights.
     (i) “Knowledge” of (i) any person that is an individual means such individual’s actual knowledge and (ii) any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s Chief Executive Officer, Chief Financial Officer and other officers having primary responsibility for such matter.
     (j) “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or in the past six (6) years has made or been obligated to make contributions or has or may have liabilities.
     (k) “Note” means the $5.70 principal amount of Subordinated Notes represented by each IDS.

     (l) “Patents” means all patents, patent rights and patent applications, including divisions, continuations, continuations-in-part, reissues, re-examinations, and all extensions thereof.
     (m) “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     (n) “Separation Fees” means any costs, fees and expenses imposed by the Exchange Agent, Depositary Trust Company, brokers or other financial intermediaries in connection with the exchange of Company Common Shares for the Merger Consideration (including to separate one or more IDSs into its individual underlying components) in connection with the Merger and the transactions contemplated hereby.
     (o) “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or is otherwise sufficient to constitute a majority of the voting power of such board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
     (p) “Subordinated Notes” means the Company’s 13.5% Subordinated Notes due 2013.
     (q) “Tax” or “Taxes” means (i) any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), employment, unemployment, worker’s compensation, escheat obligation, excise, net worth, real property, personal property, sales, use, transfer, ad valorem, occupation, value added, alternative or add-on minimum, estimated or any other taxes, charges, duties, impositions or assessments imposed by any Governmental Authority, together with interest, penalties and additions thereto, including any liability for taxes of another Person or a predecessor entity, as a transferee or otherwise, and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.
     (r) “Tax Returns” means all original and amended returns, declarations, reports, forms, tax shelter disclosure statements, estimates, information returns, refund and other claims, and other documents or statements relating to Taxes filed or required to be filed with any Governmental Authority with respect to the Company or its Subsidiaries (and any supplements, attachments and supporting documentation thereto).
     (s) “Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.
     (t) “Trademarks” means all trademarks, trademark rights, trade names, trade name rights, brands, logos, trade dress, business names and Internet domain names, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.

     (u) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquiror Disclosure Schedule	Article IV
Acquisition Agreement	5.03(b)
Adverse Recommendation Change	5.03(b)
Agreement	Preamble
Audited Balance Sheet Date	3.07(c)
Book-Entry Shares	2.02(a)
Canadian Securities Commissions	3.07(a)
Certificate	2.02(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(g)
Collective Bargaining Agreement	3.13(a)
Commitment Letter	4.05
Company	Preamble
Company Board Recommendation	3.04(a)
Company Common Share	2.01(b)
Company Common Stock	2.01(b)
Company Contracts	3.10(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.01(b)
Company Meeting	5.02(b)
Company Preferred Stock	3.03(a)
Company Proposal	5.03(a)
Company Representatives	6.06(a)
Company SEC Documents	3.07(a)
Confidentiality Agreement	9.06
Consent Solicitation	6.09(a)
Contract	3.10(a)
CSC	3.07(a)
Debt Commitment Letter	4.05
Debt Financing	4.05
Debt Tender Consideration	6.09(a)
Debt Tender Offer	6.09(a)
DGCL	1.01
Disclosed Conditions	4.05
Dissent Shares	2.01(d)
Dissenters’ Rights Statute	2.01(d)
Effective Time	1.03
Employee Benefit Plans	3.12(a)
Employees	5.04(a)
Environment	3.15

Term	Section

Environmental Law	3.15
Equity Commitment Letter	4.05
ERISA	3.12(a)
Exchange Act	3.07(a)
Exchange Agent	2.02(a)
Expenses	6.03
Financing	4.05
GAAP	3.07(b)
Governmental Authority	3.06(a)
Hazardous Materials	3.15
Indemnitees	6.02(a)
Indenture	6.09(a)
Laws	3.11
Lender	4.05
Liabilities	3.07(c)
Liens	3.02
Merger	Preamble
Merger Consideration	2.01(c)
Merger Sub	Preamble
New Plans	5.04(c)
Notice of Superior Proposal	8.01(d)
Offer Documents	6.09(b)
Old Plans	5.04(c)
Parent	Preamble
Parent Representatives	6.06(a)
Permits	3.11
Proxy Statement	5.02(a)
Release	3.15
Requisite Consents	6.09(a)
Restraints	7.01(b)
SEC	3.07(a)
Securities Act	3.07(a)
Shareholder Approval	3.04(a)
Significant Customer	3.10(a)(i)
Significant Supplier	3.10(a)(viii)
Sponsor	4.05
Superior Proposal	5.03(e)
Surviving Corporation	1.01
Termination Date	8.01
          SECTION 9.04 Interpretation.
          (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule

to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
          (b) The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business. Nor shall the inclusion of any information in the Company Disclosure Schedule constitute an admission of fault, culpability or liability with respect to any claim, action, lawsuit or proceeding or an admission that any breach, violation, default or event of default exists with respect to any contract or agreement. All capitalized terms shall have the meanings set forth in this Agreement, unless the context otherwise requires. Any descriptions of agreements therein are summaries only and are qualified in their entirety by the specific terms of such agreements, copies of which have been made available to Parent. The table of contents and all headings contained in the Company Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in either this Agreement or the Company Disclosure Schedule. Certain information in the Company Disclosure Schedule may not be required to be disclosed pursuant to this Agreement. Any such information is included solely for informational purposes, and nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. It is expressly understood and acknowledged that any exceptions set forth therein shall not constitute a basis for a claim of a breach of any of the representations and warranties or covenants made in this Agreement. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality thereunder.
          (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d) The parties hereto agree that this Agreement is the product of negotiations between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
          SECTION 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the confidentiality agreement, dated as of May 15, 2008, between Kohlberg Management VI, LLC and the Company (the “Confidentiality Agreement”), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Merger and (b) except for the provisions of Article II and Section 6.02 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), are not intended to confer upon any person other than the parties any rights or remedies. The parties hereto further agree that the rights of the third party beneficiaries under Section 6.02 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          SECTION 9.07 Governing Law; Consent to Jurisdiction.
          (a) This Agreement is made pursuant to, and shall be construed, governed by and enforced in accordance with, the Laws of State of Delaware (and the United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of Laws thereof.
          (b) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the state courts of Delaware, the United States District Court for Delaware and the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (or if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any other court.
          (c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver; (iii) such party makes the foregoing waiver voluntarily; and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.07.
          SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned prior to the Closing, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to Parent or to any direct, wholly owned Subsidiary of Parent incorporated in Delaware if such assignment would not cause a delay in the consummation of the Merger or have an adverse effect on the ability of Parent or Merger Sub (or such designee) to consummate the Merger, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.09 Specific Enforcement. The parties agree that irreparable damage would be incurred by Parent and Merger Sub, and that Parent and Merger Sub would not have any adequate remedy at Law, in the event that the Company failed to perform its agreements and covenants hereunder in accordance with their specific terms. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in the United States District Court for Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which Parent and Merger Sub are entitled at Law or in equity. Each party further agrees that neither Parent nor Merger Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.09, and the Company irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything else in this Agreement or otherwise, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement or to obtain other equitable remedies.
          SECTION 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 9.11 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KPLT HOLDINGS, INC.
By:	/s/ Seth H. Hollander
	Name:	Seth H. Hollander
	Title:	Secretary and Treasurer

KPLT MERGERCO, INC.
By:	/s/ Seth H. Hollander
	Name:	Seth H. Hollander
	Title:	Secretary and Treasurer

CENTERPLATE, INC.
By:	/s/ Janet L. Steinmayer
Name: Janet L. Steinmayer
Title: President and Chief Executive Officer

EXHIBIT A
FORM OF AMENDMENT TO INDENTURE